Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb

713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2021 THIRD QUARTER RESULTS

•
Third quarter 2021 GAAP loss per share of $(4.41) including a noncash impairment charge related to coastal marine equipment and goodwill
•
Third quarter 2021 adjusted earnings per share of $0.17
•
Hurricane Ida reduced earnings by approximately $0.08 per share
•
Distribution and services delivered strong revenue and operating income improvement led by growth in the oil and gas businesses
•
The inland marine market has experienced meaningful market improvement during October with Kirby’s barge utilization rising into the high 80% range
•
Net cash flow provided by operating activities was $83 million with free cash flow of $49 million in the third quarter

Houston, Texas (October 28, 2021) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced a net loss attributable to Kirby for the third quarter ended September 30, 2021 of $(264.7) million, or $(4.41) per share, compared with earnings of $27.5 million or $0.46 per share for the 2020 third quarter. Excluding one-time items related to coastal marine in the 2021 third quarter, adjusted net earnings attributable to Kirby were $10.3 million or $0.17 per share. Consolidated revenues for the 2021 third quarter were $598.9 million compared with $496.6 million reported for the 2020 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Kirby’s third quarter results were impacted by a one-time noncash impairment charge related to our exit from Hawaii and the restructuring of our coastal marine business. Our adjusted earnings were similar to the second quarter but were improved when excluding the significant impact of Hurricane Ida. Looking forward, we continue to see underlying market improvement in all our core businesses and remain very optimistic about the outlook for Kirby.

“In marine transportation, our inland business experienced improved market fundamentals early in the quarter with barge utilization reaching the mid-80% range by the end of July. In August, however, volumes declined as the COVID-19 delta variant slowed the pace of the economic recovery and reduced demand for refined products and crude. Our inland business was also materially impacted by Hurricane Ida, which made landfall near New Orleans, Louisiana in late August. This intense storm left a widespread path of destruction that ultimately resulted in closures of key waterways and many refineries and chemical plants for much of September and extending well into October. We estimate the reduced demand, combined with damages incurred to our fleet, reduced our third quarter earnings by approximately $0.08 per share. Despite the challenging third quarter, the inland market has improved in October with increased customer demand and our barge utilization recently rising into the high 80% range.

“In coastal, the market showed signs of improvement during the third quarter with modest increases in spot market demand and our barge utilization rising into the mid-70% range. During the quarter, we decided to exit Hawaii and the coastal wire tank barge market, incurring a one-time noncash impairment charge. This decision focuses our coastal business on attractive markets, eliminates significant future capital outlays, and removes our exposure to marketing coastal wire assets with poor market acceptance. Through these actions, we expect our coastal business will improve its performance in 2022 and is now positioned for long-term success.

“In distribution and services, improvement in oil and gas market fundamentals contributed to strong demand for new transmissions, parts, and service, as well as continued growth in manufacturing backlog and activity. As a result, our oil and gas businesses returned to profitability for the first time in more than two years despite considerable supply chain delays which have deferred the delivery of several manufacturing orders into 2022. In commercial and industrial, the timing of major back-up power installations and seasonal increases in mobile rental fleet utilization led to strong sequential increases in power generation revenue and operating income. Improved Thermo King product sales and peak summer refrigeration demand also contributed favorably to the quarter’s results. These gains were partially offset by modest reductions in marine repair activity during the quarter.” Mr. Grzebinski concluded.

Third Quarter 2021 Segment Results – Marine Transportation

Marine transportation revenues for the 2021 third quarter were $338.5 million compared with $320.6 million for the 2020 third quarter. Operating income for the 2021 third quarter was $16.9 million compared with $32.4 million for the 2020 third quarter. Operating margin for the 2021 third quarter was 5.0% compared with 10.1% for the 2020 third quarter.

In the inland market, average 2021 third quarter barge utilization was in the low 80% range compared to the low 70% range in the 2020 third quarter. During the quarter, the inland market and Kirby’s operations were adversely impacted by the COVID-19 delta variant. Customer activity levels were further impacted by Hurricane Ida, which made landfall in Southeast Louisiana in late August, shuttering almost the entire Southeast Louisiana refinery and chemical complex and key waterways for an extended period of time. Aside from the areas impacted by Hurricane Ida, operating conditions on the inland waterways were good with favorable summer weather conditions throughout much of the quarter. Average spot market rates during the quarter were unchanged sequentially and compared to the 2020 third quarter. Term contract pricing on a few expiring contracts that renewed in the third quarter declined in the low to mid-single digits on average compared to a year ago. Revenues in the inland market increased 3% compared to the 2020 third quarter primarily due to increased fuel rebills and barge utilization, offset by lower pricing on term contracts renewed in the past year. During the 2021 third quarter, the inland market represented 76% of segment revenues. Inland’s operating margin was in the mid-to high single digits and was significantly impacted by Hurricane Ida, lower term contract pricing from the year ago period, and increased maintenance.

In the coastal market, modest demand improvements for refined products and black oil transportation contributed to increased spot market activity resulting in increased barge utilization into the mid-70% range. Pricing on spot and term contracts was generally stable during the quarter. Revenues in the coastal market increased 13% compared to the 2020 third quarter primarily due to higher fuel rebills and modest increases in spot market activity. Coastal represented 24% of marine transportation segment revenues during the third quarter, and the business had a negative operating margin in the low single digits.

Third Quarter 2021 Segment Results – Distribution and Services

Distribution and services revenues for the 2021 third quarter were $260.4 million compared with $176.0 million for the 2020 third quarter. Operating income for the 2021 third quarter was $11.0 million compared with $1.1 million for the 2020 third quarter. Operating margin for the 2021 third quarter was 4.2% compared with 0.6% in the 2020 third quarter.

In the commercial and industrial market, revenues increased compared to the 2020 third quarter, primarily due to improved economic activity across the U.S. which resulted in higher business levels in the power generation and on-highway businesses. Increased product sales in Thermo King also contributed favorably to the quarter’s results. The marine repair business was down year-on-year due to reduced service activity. The commercial and industrial businesses were not materially impacted by Hurricane Ida with reduced marine repair activity in the Louisiana service centers being offset by higher utilization in the mobile power generation rental fleet. Overall, commercial and industrial revenues increased 20% compared to the 2020 third quarter and represented approximately 59% of segment revenues. Commercial and industrial operating margins were in the mid-single digits.

In the oil and gas market, revenues and operating income improved compared to the 2020 third quarter due to higher oilfield activity which resulted in increased demand for new and overhauled transmissions, engines, parts, and service. The manufacturing business, although impacted by supply chain delays, also experienced year-on-year increases in orders and deliveries of new and remanufactured pressure pumping equipment. Overall, oil and gas revenues increased 120% compared to the 2020 third quarter and represented approximately 41% of segment revenues. Oil and gas operating margins were positive in the low to mid-single digits.

One-time Items

Kirby’s 2021 third quarter results were impacted by one-time items related to the noncash impairment of coastal marine equipment and goodwill. During the quarter, the Company completed the sale of its Hawaii marine transportation assets including four coastal tank barges and seven coastal tugboats for cash proceeds of $17.2 million. In addition, the Company retired 12 coastal wire tank barges and four coastal tugboats which had limited customer acceptance in today’s market. These events resulted in a noncash impairment charge of $121.7 million.

As a result of the sale of the Hawaii equipment, and the decision to retire additional coastal marine equipment, the Company concluded that a triggering event had occurred and performed interim quantitative impairment tests. These tests resulted in a noncash impairment of goodwill totaling $219 million.

Overall, the Company recorded non-cash impairments of long-lived assets related to coastal marine equipment and impairments of goodwill in the marine transportation segment totaling $340.7 million before-tax, $275.0 million after-tax, or $4.58 per share. For a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, please refer to the table on page 8.

Cash Generation

For the 2021 third quarter, EBITDA of $79.5 million compares with $85.7 million for the 2020 third quarter. During the quarter, net cash provided by operating activities was $82.6 million. Capital expenditures were $33.6 million, and free cash flow was $49.0 million. During the quarter, the Company sold assets with net proceeds of $22.4 million including $17.2 million for the coastal marine equipment in Hawaii. As of September 30, 2021, the Company had $54.4 million of cash and cash equivalents on the balance sheet and $908.0 million of liquidity available. Total debt was $1,208.2 million, reflecting a $260.4 million reduction compared to December 31, 2020, and the debt-to-capitalization ratio was 29.8%.

2021 Fourth Quarter Outlook

Commenting on the 2021 fourth quarter outlook, Mr. Grzebinski said, “Overall, we expect our fourth quarter earnings to sequentially improve. In marine transportation, with some major refinery and chemical customers only recently resuming operations post-Hurricane Ida, and portions of the Gulf Intracoastal Waterway still closed, some of the impacts from the storm have carried into the fourth quarter. Despite these headwinds, we have seen steady improvement in volumes and inland barge utilization during October which we expect will contribute to improved marine transportation revenue and operating income in the fourth quarter. In distribution and services, although the oil and gas market outlook remains strong, normal seasonality in the commercial and industrial market is expected to result in sequentially lower segment results in the fourth quarter. Additionally, supply chain issues continue to constrain our businesses and will likely delay some OEM product sales and deliveries of manufactured equipment into 2022. Finally, early in the fourth quarter, Kirby acquired an energy storage systems manufacturer based in Texas which has been a key partner in the development of our new power generation solutions for electric fracturing equipment. This acquisition will be important to the development of Kirby’s energy storage solutions for the oilfield, industrial applications, and marine transportation.”

In inland marine, Kirby’s barge utilization, which is currently in the high 80% range, is expected to remain strong for the duration of the fourth quarter as Louisiana refinery and petrochemical plants restart and customers boost production levels to meet pent-up demand. While ongoing navigational issues in the wake of Hurricane Ida which have resulted in extended closures of key waterways and contributed to some increases in barge utilization should subside, the onset of seasonal winter weather and continued economic growth should result in improved barge utilization. Overall, increased inland activity levels should yield further improvements in the spot market, which currently represents approximately 35% of inland revenue, and contribute to improved revenues and operating margins. During the fourth quarter and into 2022, term contracts that renewed lower over the past year should reset to reflect the improved market conditions. Overall, inland revenues are expected to increase in the fourth quarter with operating margins around 10%.

In coastal marine, market conditions are expected to modestly improve in the fourth quarter. Combined with the recent sale of the Hawaiian marine equipment and the retirement of underutilized barges, coastal barge utilization is expected to be near 90% in the fourth quarter. Although the Hawaii equipment has been sold, the Company will charter and continue to operate the assets until existing customer contracts expire at the end of 2021. Elsewhere in coastal, planned shipyard activity on several large capacity barges will likely result to an overall sequential revenue reduction in the mid-single digits during the fourth quarter with operating margins at or slightly below breakeven.

In distribution and services, seasonality in the commercial and industrial market, including reduced marine repair activity, lower demand for Thermo King refrigeration parts and service, and reduced utilization of the power generation rental fleet, are all expected to contribute to sequential reductions in revenue and operating income in the fourth quarter. In the oil and gas market, strong commodity prices and oilfield activity levels are expected to yield robust demand for new transmissions, service, and parts for the duration of the year. In manufacturing, activity is also expected to remain strong driven by an increasing backlog of environmentally friendly pressure pumping equipment, frac related power generation equipment, and remanufacturing of existing conventional equipment. However, increasing OEM supply chain issues are expected to delay some sales into 2022 and result in a sequential reduction in oil and gas revenues and operating margins. Overall, compared to the 2021 third quarter, distribution and services revenues are expected to decline modestly with operating margins in the low to mid-single digits.

Kirby expects 2021 capital spending to range between $120 to $130 million, with the midpoint representing a year-on-year reduction of more than 15%. Approximately $10 million of the spending is associated with the construction of new inland towboats, and approximately $95 to $100 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $15 to $20 million largely relates to new machinery and equipment, facility improvements, and information technology projects in distribution and services and corporate. Overall, Kirby expects to generate net cash provided by operating activities of $380 million to $410 million, with free cash flow of $250 million to $290 million in 2021.

Mr. Grzebinski concluded, “While the emergence of the COVID-19 delta variant and Hurricane Ida delayed our recovery, we firmly believe that Kirby is well-positioned for significant growth in 2022 and beyond. Throughout the pandemic, we have taken the necessary actions to restructure poor performing businesses, retire aging and underutilized equipment, improve our product offerings, and realign our cost structure. Through strict capital discipline and intense focus on cash flow generation, we have significantly reduced our debt and have increased our liquidity, firmly placing the Company in a strong position to act on strategic growth opportunities. With continued economic improvement anticipated going forward, and expectations that global energy demand will meet or exceed pre-pandemic levels in 2022, we are excited about Kirby’s future earnings potential.”

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, October 28, 2021, to discuss the 2021 third quarter performance as well as the outlook for the 2021 fourth quarter. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 9778118. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2020 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2020.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$338,514	$320,602	$972,352	$1,104,846
Distribution and services	260,406	175,965	683,042	576,806
Total revenues	598,920	496,567	1,655,394	1,681,652

Costs and expenses:
Costs of sales and operating expenses	446,519	340,764	1,219,038	1,167,871
Selling, general and administrative	66,065	61,720	198,434	199,412
Taxes, other than on income	9,917	9,077	28,541	33,548
Depreciation and amortization	53,462	54,779	163,484	165,067
Impairments and other charges	340,713	—	340,713	561,274
(Gain) loss on disposition of assets	(830)	316	(5,082)	13
Total costs and expenses	915,846	466,656	1,945,128	2,127,185
Operating income (loss)	(316,926)	29,911	(289,734)	(445,533)
Other income	1,832	1,172	8,146	6,185
Interest expense	(10,500)	(11,809)	(32,172)	(37,316)
Earnings (loss) before taxes on income	(325,594)	19,274	(313,760)	(476,664)
Benefit for taxes on income	60,442	8,419	55,840	182,657
Net earnings (loss)	(265,152)	27,693	(257,920)	(294,007)
Net (earnings) loss attributable to noncontrolling interests	422	(204)	5	(743)
Net earnings (loss) attributable to Kirby	$(264,730)	$27,489	$(257,915)	$(294,750)
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$(4.41)	$0.46	$(4.30)	$(4.92)
Diluted	$(4.41)	$0.46	$(4.30)	$(4.92)
Common stock outstanding (in thousands):
Basic	60,062	59,915	60,044	59,903
Diluted	60,062	59,931	60,044	59,903

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings (loss) attributable to Kirby	$(264,730)	$27,489	$(257,915)	$(294,750)
Interest expense	10,500	11,809	32,172	37,316
Benefit for taxes on income	(60,442)	(8,419)	(55,840)	(182,657)
Impairment of long-lived assets	121,661	—	121,661	165,304
Impairment of goodwill	219,052	—	219,052	387,970
Depreciation and amortization	53,462	54,779	163,484	165,067
	$79,503	$85,658	$222,614	$278,250

Capital expenditures	$33,599	$36,541	$71,968	$129,371
Acquisitions of businesses and marine equipment	$—	$6,525	$7,470	$348,772
			September 30, 2021	December 31, 2020
			(unaudited, $ in thousands)
Cash and cash equivalents			$54,377	$80,338
Long-term debt, including current portion			$1,208,176	$1,468,586
Total equity			$2,846,224	$3,087,553
Debt to capitalization ratio			29.8%	32.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Marine transportation revenues	$338,514	$320,602	$972,352	$1,104,846

Costs and expenses:
Costs of sales and operating expenses	237,233	207,038	681,317	717,923
Selling, general and administrative	29,464	26,554	88,314	85,294
Taxes, other than on income	8,422	7,307	23,828	27,852
Depreciation and amortization	46,480	47,312	141,560	139,295
Total costs and expenses	321,599	288,211	935,019	970,364

Operating income	$16,915	$32,391	$37,333	$134,482
Operating margin	5.0%	10.1%	3.8%	12.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Distribution and services revenues	$260,406	$175,965	$683,042	$576,806

Costs and expenses:
Costs of sales and operating expenses	207,877	133,726	537,100	449,948
Selling, general and administrative	35,002	33,098	104,477	108,295
Taxes, other than on income	1,470	1,754	4,620	5,636
Depreciation and amortization	5,018	6,283	16,739	22,252
Total costs and expenses	249,367	174,861	662,936	586,131

Operating income (loss)	$11,039	$1,104	$20,106	$(9,325)
Operating margin	4.2%	0.6%	2.9%	(1.6)%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2021	2020	2021	2020
	(unaudited, $ in thousands)
General corporate expenses	$4,997	$3,268	$11,542	$9,403

Impairment of long-lived assets	$121,661	$—	$121,661	$165,304

Impairment of goodwill	$219,052	$—	$219,052	$387,970

Inventory write-downs	$—	$—	$—	$8,000

(Gain) loss on disposition of assets	$(830)	$316	$(5,082)	$13

ONE TIME CHARGES AND BENEFITS

The 2021 third quarter and first nine months and 2020 first nine months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Third Quarter 2021			First Nine Months 2021
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP loss	$(325.6)	$(264.7)	$(4.41)	$(313.8)	$(257.9)	$(4.30)
Impairments and other charges	340.7	275.0	4.58	340.7	275.0	4.58
Earnings, excluding one-time items(2)	$15.1	$10.3	$0.17	$26.9	$17.1	$0.28

	First Nine Months 2020
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP loss	$(476.7)	$(294.8)	$(4.92)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$84.6	$87.7	$1.47

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2021	2020(3)	2021	2020(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$82.6	$117.7	$280.4	$359.8
Less: Capital expenditures	(33.6)	(36.6)	(72.0)	(129.4)
Free cash flow(2)	$49.0	$81.1	$208.4	$230.4

	FY 2021 Projection		FY 2020(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$380.0	$410.0	$444.9
Less: Capital expenditures	(130.0)	(120.0)	(148.2)
Free cash flow(2)	$250.0	$290.0	$296.7

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2021	2020	2021	2020
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,393	2,794	9,852	10,101
Revenue/Ton Mile (cents/tm) (5)	7.5	8.9	7.4	8.6
Towboats operated (average) (6)	243	265	248	300
Delay Days (7)	1,499	1,335	7,275	8,640
Average cost per gallon of fuel consumed	$2.24	$1.27	$1.99	$1.47

Barges (active):
Inland tank barges			1,036	1,084
Coastal tank barges			35	47
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.2	24.5
Coastal tank barges			3.4	4.3

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2020 10-K and 2020 third quarter 10-Q for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Third quarter 2021 inland marine transportation revenues of $255,791,000 divided by 3,393,000,000 inland marine transportation ton miles = 7.5 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.